UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2026

Clearway Energy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36002	46-1777204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Carnegie Center, Suite 520, Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

(609) 608-1525

(Registrant’s telephone number, including area code)

300 Carnegie Center, Suite 300, Princeton, New Jersey 08540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class C Common Stock, par value $0.01	CWEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Principal Financial Officer; Appointment of Principal Financial Officer

On September 8, 2026, Clearway Energy, Inc. (the “Company”) announced that, effective as of October 1, 2026 (the “Transition Date”), Sarah Rubenstein will transition out of her role as Executive Vice President and Chief Financial Officer of the Company and will assume a new role at Clearway Energy Group LLC (“CEG”) as the Head of the Transformation Office of CEG, focusing on digital and data transformation and integration activities.

In connection with Ms. Rubenstein’s transition, Steven Ryder, the Executive Vice President and Chief Financial Officer of CEG, was appointed as Chief Financial Officer of the Company, effective as of the Transition Date. Mr. Ryder will succeed Ms. Rubenstein in her role as the principal financial officer of the Company, effective as of the Transition Date.

Mr. Ryder, age 58, has served as Executive Vice President and Chief Financial Officer of CEG since September 2018, where he leads many of the enterprise’s finance functions, including corporate finance, risk, financial planning and analysis and capital markets. Prior to CEG, Mr. Ryder was the Chief Financial Officer for Invenergy LLC, a Chicago-based developer, owner and operator of clean energy projects, from March 2006 to August 2018, during which time Mr. Ryder oversaw a broad range of financial and commercial functions and was responsible for numerous corporate and project financing capital raises in North America and Europe. Prior to Invenergy, Mr. Ryder served for more than 15 years in several finance and technical capacities at GE Energy Financial Services, the International Finance Corporation, the U.S. Agency for International Development and AT&T. Mr. Ryder earned a Master’s Degree in Public Affairs from Princeton University and a Bachelor’s Degree of Science in Electrical Engineering, magna cum laude, from Tufts University. Mr. Ryder currently serves on the Board of Directors for ACORE. He also earned the designation of a Chartered Financial Analyst (CFA).

As of June 30, 2026, CEG owned approximately 54.88% of the combined voting power of the Company’s common stock. Information about the Company’s material related party transactions with CEG required to be disclosed pursuant to Item 404(a) of Regulation S-K can be found in, and is incorporated into this Item 5.02 by reference to, Note 15 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2026.

Appointment of Principal Accounting Officer

Effective September 8, 2026, the Company appointed Samantha Prout as Senior Vice President, Accounting and Controller. In this role, Ms. Prout will succeed Ms. Rubenstein as the principal accounting officer of the Company.

Ms. Prout, age 48, most recently served as Chief Accounting Officer and Controller at Amicus Therapeutics (Nasdaq: FOLD), a publicly traded biopharmaceutical company, where she also served as principal accounting officer and oversaw financial reporting, Sarbanes-Oxley Act compliance, audit committee engagement, enterprise resource planning implementation and continuous improvement initiatives. Prior to joining Amicus in March 2018, Ms. Prout held accounting leadership roles at NRG Energy, Inc., the Company’s prior controlling shareholder, from 2015 to 2018, where she developed deep familiarity with the financial reporting and accounting functions of a major public energy company, and the Company. She began her career at KPMG LLP, where she spent over 15 years building extensive audit and advisory expertise, including significant experience with SEC reporting and capital markets transactions.

In connection with her appointment as Senior Vice President, Accounting and Controller, Ms. Prout will receive a one-time cash sign-on bonus in the amount of $50,000, less applicable payroll deductions and withholdings, payable within 30 days of the commencement of her employment.

Ms. Prout does not have any direct or indirect material interest in any transaction that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On September 8, 2026, the Company issued a press release announcing the leadership transitions described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01, including Exhibit 99.1, is deemed to be “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearway Energy, Inc.

By:	/s/ Michael A. Brown
Michael A. Brown
Senior Vice President, General Counsel and Corporate Secretary

Date: September 8, 2026